Exhibit 99.1

Hittite Microwave Corporation Reports Financial Results for the Third Quarter of 2011

CHELMSFORD, Mass.--(BUSINESS WIRE)--October 20, 2011--Hittite Microwave Corporation (NASDAQ:HITT) today reported revenue for the third quarter ended September 30, 2011 of $68.1 million, representing an increase of 6.2% compared with $64.2 million for the third quarter of 2010, and a decrease of 0.5% compared with $68.5 million for the second quarter of 2011. Net income for the quarter was $22.4 million, or $0.73 per diluted share, an increase of 7.6% compared with $20.8 million, or $0.69 per diluted share, for the third quarter of 2010, and an increase of 7.6% compared with $20.8 million, or $0.68 per diluted share, for the second quarter of 2011.

For the third quarter of 2011, revenue from customers in the United States was $30.3 million, or 44.4% of the company’s total revenue, and revenue from customers outside the United States was $37.8 million, or 55.6% of total revenue. Gross margin was 74.5% for the third quarter of 2011, compared with 74.6% for the third quarter of 2010 and 72.7% for the second quarter of 2011. Operating income for the third quarter was $33.3 million, or 48.8% of revenue. Total cash and cash equivalents at September 30, 2011 was $351.1 million, an increase of $25.5 million for the quarter.

Business Outlook

The company expects revenue for the fourth quarter ending December 31, 2011 to be in the range of $58.0 million to $61.0 million and net income to be in the range of $15.2 million to $16.5 million, or $0.50 to $0.54 per diluted share.

Webcast and Taped Replay

The company will host a conference call to discuss its financial results at 5:00 p.m. ET today. A live webcast of the call will be available online on the Hittite Microwave website. To listen to the live webcast, go to the Investors page of the Hittite Microwave website at www.hittite.com and click on the webcast link located under News & Events. A telephonic replay of the call also will be available for one week after the live call by dialing (303) 590-3030, access code 4475852. Following the call, a webcast replay will also be available by visiting the Investors page at www.hittite.com.

About Hittite Microwave Corporation

Hittite Microwave Corporation is an innovative designer and manufacturer of high performance integrated circuits, or ICs, modules, subsystems and instrumentation for technically demanding digital, RF, microwave and millimeterwave applications covering DC to 110 GHz. The company’s standard and custom products apply analog, digital and mixed-signal semiconductor technologies, which are used in a wide variety of wireless & wired communication and sensor applications for the automotive, broadband, cellular infrastructure, fiber optic, microwave & millimeterwave communications, military, space and test & measurement markets. The company is headquartered in Chelmsford, Massachusetts.

“Safe Harbor Statement” under the Private Securities Litigation Reform Act of 1995

Statements in this press release regarding Hittite Microwave Corporation that do not relate to historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding our expectations as to future levels of revenue, net income and earnings per share. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties and are only predictions, and actual future events and results may differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of macro-economic conditions on demand for our products; our ability to effectively manage our costs and expenses in response to fluctuations in our growth rate; market acceptance of our new products; our ability to assess accurately our end market requirements; our success in maintaining the business of our significant customers; our ability to keep pace with new semiconductor processes; risks related to our dependence on third-party suppliers; regulatory, operational, financial and political risks inherent in operating internationally; competition within the semiconductor industry; product returns and warranty claims; the possibility that intellectual property claims initiated by or against us could be costly or have adverse outcomes; and other risks and uncertainties that are discussed under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, as filed with the Securities and Exchange Commission.

Hittite Microwave Corporation
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)
	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$351,130	$295,490
Accounts receivable, net	32,718	34,534
Inventories	28,386	23,219
Income taxes receivable	134	3,914
Prepaid expenses and other current assets	1,838	1,333
Deferred taxes	11,078	8,178
Total current assets	425,284	366,668
Property and equipment, net	31,288	29,470
Deferred taxes	473	-
Other assets	16,547	9,371
Total assets	$473,592	$405,509

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,394	$3,228
Accrued expenses	10,562	9,173
Deferred revenue and customer advances	2,891	10,222
Total current liabilities	19,847	22,623
Long-term income taxes payable	6,571	6,845
Deferred taxes	-	289
Total liabilities	26,418	29,757
Total stockholders' equity	447,174	375,752
Total liabilities and stockholders' equity	$473,592	$405,509

Hittite Microwave Corporation
Condensed Consolidated Statements of Operations (unaudited)
(In thousands except per-share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenue	$68,135	$64,166	$203,886	$178,673
Cost of revenue	17,395	16,287	54,257	45,914
Gross profit	50,740	47,879	149,629	132,759
	74.5%	74.6%	73.4%	74.3%
Operating expenses:
Research and development	9,109	8,308	27,900	23,095
Sales and marketing	5,428	4,524	16,346	14,055
General and administrative	2,924	2,839	8,856	8,614
Total operating expenses	17,461	15,671	53,102	45,764
Income from operations	33,279	32,208	96,527	86,995
	48.8%	50.2%	47.3%	48.7%

Interest and other income (expense), net	236	(30)	526	(77)
Income before income taxes	33,515	32,178	97,053	86,918
Provision for income taxes	11,091	11,343	33,606	30,805
Net income	$22,424	$20,835	$63,447	$56,113

Earnings per share:
Basic	$0.74	$0.70	$2.10	$1.90
Diluted	$0.73	$0.69	$2.07	$1.87

Weighted Average Shares Outstanding:
Basic	30,199	29,659	30,159	29,458
Diluted	30,592	30,189	30,580	30,034

CONTACT:
Hittite Microwave Corporation
William W. Boecke, 978-250-3343
V.P. and Chief Financial Officer